Exhibit 10.5

Execution Version

EARN-OUT AGREEMENT

This EARN-OUT AGREEMENT (this “Agreement”), dated as of December 20, 2021, is made by and among ITHAX Acquisition Corp., an exempted company incorporated in the Cayman Islands with limited liability (and any successor entity, “Ithax”) and the Persons listed on Schedule A attached hereto (the “Members”). Ithax and the Members shall be referred to herein from time to time collectively as the “Parties”. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Business Combination Agreement (as defined below).

WHEREAS, Ithax and certain other Persons party thereto entered into that certain Business Combination Agreement, dated as of the date hereof (as it may be amended, restated or otherwise modified from time to time in accordance with its terms, the “Business Combination Agreement”); and

WHEREAS, the Business Combination Agreement contemplates that the Parties will enter into this Agreement concurrently with the entry into the Business Combination Agreement, pursuant to which 9,000,000 shares of Ithax Common Stock (such shares, the “Earn-Out Shares”) shall be issued to the Members, on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, each intending to be legally bound, hereby agree as follows:

1.                   Issuance of Earn-Out Shares. In connection with and upon the First Merger, Ithax shall issue to each Member a number of Earn-Out Shares set forth opposite such Member’s name on Schedule A attached hereto. If, between the date of this Agreement and the Closing or, in the case of Unallocated Shares (as defined below), prior to issuance of such Unallocated Shares, the outstanding Ithax Common Stock shall have been changed into a different number of shares or a different class, by reason of any dividend, subdivision, reclassification, recapitalization, split, combination or exchange, or any similar event shall have occurred (including any of the foregoing in connection with the Domesticiation, First Merger or the Second Merger), then the number of Earn-Out Shares to be issued hereunder, will be equitably adjusted to reflect such change. With respect to any Earn-Out Shares not issued as of the Closing as identified on Schedule A (the “Unallocated Shares”) the then current Chief Executive Officer of the Ithax can allocate such Unallocated Shares to one or more Persons following the Closing by notifying Ithax of such issuance, provided such Person sign a joinder to this Agreement in a form and substance reasonably acceptable to Ithax. The Earn-Out Shares shall be subject to the following terms and conditions:

(a)                If, at any time during the four (4) years following the Closing (the “Vesting Period”), the Ithax Common Stock Price exceeds a VWAP of $12.50 per share for any twenty (20) trading days within any thirty (30) trading day period, one-third (1/3) of the Earn-Out Shares shall immediately vest and no longer be subject to the forfeiture conditions provided for in Section 1(d).

(b)               If, at any time during the Vesting Period, the Ithax Common Stock Price exceeds a VWAP of $15.00 per share for any twenty (20) trading days within any thirty (30) trading day period, one-third (1/3) of the Earn-Out Shares shall immediately vest and no longer be subject to the forfeiture conditions provided for in Section 1(d).

(c)                If, at any time during the Vesting Period, the Ithax Common Stock Price exceeds a VWAP of $18.00 per share for any twenty (20) trading days within any thirty (30) trading day period, one-third (1/3) of the Earn-Out Shares shall immediately vest and no longer be subject to the forfeiture conditions provided for in Section 1(d).

(d)                The Earn-Out Shares that do not vest in accordance with Section 1(a), Section 1(b) and Section 1(c) or Section 1(f) during the Vesting Period shall be redeemed in view of their cancellation, for a consideration equal to their nominal value and without further right, obligation or liability of any kind or nature on the part of Ithax.

(e)                Subject to the limitations contemplated herein, the Members shall be entitled to the voting and dividend rights generally granted to holders of Ithax Common Stock with regard to the Earn-Out Shares; provided that the Earn-Out Shares shall not entitle the Members, without limiting Section 1(f), to any consideration in connection with any sale or other similar transaction and may not be offered, sold, transferred, redeemed, assigned, pledged, hypothecated, encumbered or otherwise disposed of (whether by operation of law or otherwise) by any Member or be subject to execution, attachment or similar process without the consent of Ithax, and shall bear a customary legend with respect to such transfer restrictions. Any attempt to so sell, transfer, assign, pledge, hypothecate, encumber or otherwise dispose of such Earn-Out Shares shall be null and void. Notwithstanding the foreging, transfers, assignments and sales by a Member of the Earn-Out Shares are permitted (i) as a bonafide gift or charitable contribution; (ii) to a trust, or other entity formed for estate planning purposes for the primary benefit of the spouse, domestic partner, parent, sibling, child or grandchild of such Member or any other person with whom such Member has a relationship by blood, marriage or adoption not more remote than first cousin; (iii) by will or intestate succession upon the death of the Member; (iv) pursuant to a qualified domestic order, court order or in connection with a divorce settlement; (v) if such Member is a corporation, partnership (whether general, limited or otherwise), limited liability company, trust or other business entity, (A) to another corporation, partnership, limited liability company, trust or other business entity that controls, is controlled by or is under common control or management with the Member, or (B) to partners, limited liability company members, Affiliates or stockholders of the Member, including, for the avoidance of doubt, where the Member is a partnership, to its general partner or a successor partnership or fund, or any other funds managed by such partnership; (C) by virtue of the laws of the state or jurisdiction of the entity’s organization and the entity’s organizational documents upon dissolution of the entity; (vi) pursuant to transactions in the event of completion of a liquidation, merger, consolidation, stock exchange, reorganization, tender offer or other similar transaction which results in all of the corporation’s securityholders having the right to exchange their shares of Common Stock for cash, securities or other property; (vii) to satisfy tax withholding obligations in connection with the exercise of options or warrants to purchase shares of Common Stock of the corporation or the vesting of stock-based awards; or (viii) in the case of an individual, for the purpose of providing collateral security for a loan; provided, however, that in the case of clauses (i) through (iv) these permitted transferees must enter into a written agreement agreeing to be bound by the restrictions herein.

(f)                In the event that there is a Company Sale and during the Vesting Period that will result in the holders of Ithax Common Stock receiving a Company Sale Price equal to or in excess of the applicable price per share set forth set forth in Section 1(a), Section 1(b) and Section 1(c), then immediately prior to the consummation of the Company Sale any such vesting of Earn-Out Shares set forth herein that has not previously occurred shall be deemed to have occurred and the holders of such Earn-Out Shares shall be eligible to participate in such Company Sale. Notwithstanding anything to the contrary herein, (x) in the event of any merger, sale, consolidation, recapitalization, equity transfer, restructuring, reorganization or other similar business transaction that does not constitute a Company Sale, any remaining unvested Earn-Out Shares shall not be forfeited, shall remain outstanding, and shall remain subject to the remaining applicable vesting triggering events set forth above in Section 1, and (y) any remaining unvested Earn-Out Shares (not otherwise vested pursuant to Section 1(f)) shall not be forfeited and instead shall be converted into such equity securities of the surviving Person and shall remain subject to the remaining applicable vesting triggering events set forth herein.

(g)               The Parties acknowledge and agree that for U.S. federal income tax and other applicable tax purposes, the Earn-Out Shares are treated as compensation for services. No Member shall take any position that is inconsistent with such treatment. Each Member will promptly inform Ithax of any elections made by the Members under Section 83(b) of the Code with respect to the Earn-Out Shares received by such Member pursuant to this Agreement.

(h)               “Beneficially Own” and correlative terms such as “Beneficial Ownership” shall have the meaning set forth in Rule 13d-3 under the Exchange Act and shall be calculated in accordance therewith.

(i)                 “Company Sale” means (i) any transaction or series of related transactions that results in any Person or “group” (within the meaning of Section 13(d)(3) of the Exchange Act) acquiring equity securities that represent more than 50% of the total voting power of Ithax or (ii) a sale or disposition of all or substantially all of the assets of Ithax and its Subsidiaries on a consolidated basis, in each case other than a transaction or series of related transactions which results in at least 50% of the combined voting power of the then outstanding voting securities of Ithax (or any successor to Ithax) immediately following the closing of such transaction (or series of related transactions) being Beneficially Owned, directly or indirectly, by individuals and entities (or Affiliates of such individuals and entities) who were the Beneficial Owners, respectively, of at least 50% of the equity securities of Ithax immediately prior to such transaction (or series of related transactions).

(j)                 “Company Sale Price” means the price per share for one (1) share of Ithax Common Stock in a Company Sale, inclusive of any escrows, holdbacks or fixed deferred purchase price, but exclusive of any contingent deferred purchase price, earnouts or the like. If and to the extent the price is payable in whole or in part with consideration other than cash, the price for such non-cash consideration shall be determined as follows: (i) with respect to any securities: (A) the VWAP over a period of 21 days consisting of the day as of which such value is being determined and the 20 consecutive business days prior to such day or (B) if at any time the securities are not listed on any securities exchange or quoted on Nasdaq Capital Market or the over-the-counter market, the value of each such security shall be equal to the fair value thereof as of the date of valuation as determined by an independent, nationally recognized investment banking firm on the basis of an orderly sale to a willing, unaffiliated buyer in an arm’s-length transaction, taking into account all factors determinative of value as the investment banking firm determines relevant and (ii) with respect to any other non-cash assets, the fair value thereof as of the date of valuation as determined by an independent, nationally recognized investment banking firm on the basis of an orderly sale to a willing, unaffiliated buyer in an arm’s-length transaction, taking into account all factors determinative of value as the investment banking firm determines relevant.

(k)               “Ithax Common Stock Price” means the closing sale price per share of Ithax Common Stock on Nasdaq Capital Market (or successor U.S. exchange) reported as of 4:00 p.m., New York, New York time on such date by Bloomberg, or if not available on Bloomberg, as reported by Morningstar.

(l)                 “VWAP” means the volume weighted average price of Ithax Common Stock as defined by the industry standard.

2.                   Termination. This Agreement shall terminate, and have no further force and effect, if the Business Combination Agreement is validly terminated in accordance with its terms prior to the Closing.

3.                   Incorporation by Reference. Sections 9.04 (Severability), 9.05 (Entire Agreement; Assignment), 9.06 (Parties in Interest), 9.07 (Governing Law; Venue), 9.08 (Waiver of Jury Trial), 9.09 (Construction), 9.10 (Counterparts), 9.11 (Specific Performance) and 9.12 (No Recourse) of the Business Combination Agreement apply to this Agreement mutatis mutandis.

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IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be duly executed on its behalf as of the day and year first above written.

ITHAX ACQUISITION CORP.

By	/s/Orestes Fintiklis
Name: Orestes Fintiklis
Title: Chief Executive Officer

[Signature Page - Earn-Out Agreement]

NH CREDIT PARTNERS III HOLDINGS L.P.

By: MS Credit Partners III GP L.P., its general partner
By: MS Credit Partners III GP Inc., its general partner

By	/s/William Gassman
Name: William Gassman
Title: Executive Director

[Signature Page - Earn-Out Agreement]

FLY OCP LLC

By: Origami Capital Partners, LLC, its Manager

By	/s/Julie Klaff
Name: Julie Klaff
Title: Authorized Signatory

[Signature Page - Earn-Out Agreement]

/s/Prasad Gundumogula
Prasad Gundumogula

[Signature Page - Earn-Out Agreement]

Schedule A

Member	Number of Shares
Prasad Gundumogula	6,000,000
NH Credit Partners III Holdings L.P.	375,000
Fly OCP LLC	125,000
Unallocated Shares	2,500,000
Total	9,000,000